EXHIBIT 14.2
BIOHEART, INC.
Code Of Business Conduct And Ethics
     The following shall constitute the Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) of Bioheart, Inc. (“Bioheart”):
INTRODUCTION
     Bioheart’ standards of conduct are summarized in this Code of Business Conduct and Ethics. Simply restating these standards, however, does not lead inevitably to ethical conduct. Each of us must continue to understand, support and live by these standards to enable us to achieve our business objectives in strict conformity with our Code of Business Conduct and Ethics. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all of our employees, officers and directors. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Business Conduct and Ethics should also be provided to and followed by our agents and representatives, including consultants. Violations of any of the provisions of this Code of Business Conduct and Ethics may result in discipline, up to and including termination of employment or service.
     It is important for our employees, officers and directors to know what Bioheart expects of them when making decisions and conducting themselves in corporate activities. Of all corporate activities involving conduct, among the most important are the handling and use of confidential information, the avoidance of potential conflicts of interest and compliance with laws. Diligent observance of this Code of Business Conduct and Ethics, as well as all legal requirements, is, of course, essential to the proper conduct of our business. Violation of applicable laws may not only entail serious legal sanctions but, as in the case of violation of this Code of Business Conduct and Ethics, can also lead to disciplinary actions by Bioheart.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
     Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All employees, officers and directors must respect and obey the laws of the municipalities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.
CONFLICTS OF INTEREST
     All employees, officers and directors must avoid any investments, business interests or other associations with third parties which interfere with or influence, or even appear to interfere with or influence, their objective judgment in furtherance of their responsibility to act in Bioheart’ best interests. A conflict of interest arises when an employee’s, officer’s or director’s judgment in acting on Bioheart’ behalf is or may be influenced by an actual or potential personal benefit for the employee, officer or director, or a member of the employee’s, officer’s or director’s family or household, from such an investment, business interest or some other association. The benefits may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise.
     It is not possible to describe all the circumstances where a conflict of interest involving an employee, officer, director or a member of his or her family or household exists. The following examples are given only to guide employees, officers and directors in making judgments about possible sources of such conflicts:
     • Owning an interest in the business of a supplier, competitor or customer.
     • Acting as a consultant, employee, officer or director for a supplier, competitor or customer.
     • Competing with, or aiding others in competing with, Bioheart in connection with the purchase, sale or other disposition of its property or products, or in connection with Bioheart’ provision of products or services.
     • Acting on behalf of Bioheart in any transaction with any supplier, competitor or customer in which a member of one’s family or household is a principal, officer or representative.
     If any employee, officer or director finds himself or herself in a situation where a conflict of interest exists, he or she immediately should bring the matter to the attention of his or her supervisor, or other directors who will be responsible for contacting Bioheart’ Chief Financial Officer or Bioheart’ outside legal counsel for appropriate guidance.
CORPORATE OPPORTUNITIES
     Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with Bioheart directly or indirectly.
INSIDER TRADING
     Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about Bioheart should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult Bioheart’ Chief Financial Officer or legal counsel.

CONFIDENTIALITY
     It is imperative that all employees, officers and directors keep confidential all information about Bioheart’ operations and business activities that has not been made public or that is not common knowledge among investors, competitors, customers, suppliers and others, including other employees, officers or directors who do not have a valid business reason for obtaining the information.
     Employees, officers and directors must not disclose to others, or use for themselves or others, any confidential Bioheart information he or she has originated or acquired in connection with employment or service. This non-disclosure obligation not only applies to employees, officers and directors during their period of employment or service, but also after termination of employment or service or retirement. Any employee, officer or director who questions whether information he or she originates or acquires is confidential has a responsibility to determine its classification by asking his or her immediate supervisor or Bioheart’ outside legal counsel.
     All Bioheart documents, records, memoranda and other written materials (and all copies) are solely Bioheart’ property and must be returned immediately to Bioheart on termination of employment or service.
     It is not possible to list all the types of Bioheart information that must be treated as confidential. The following are examples of confidential information to assist in observing this important policy:
     • Information about contractual arrangements between suppliers, contractors or customers that has not been publicly disclosed by management.
     • Information about other Bioheart transactions, including proposed transactions such as acquisitions or dispositions of stock or assets, that has not been publicly disclosed by management.
     • Financial, accounting and cost information about Bioheart that has not been publicly disclosed by management.
     • Information that reveals Bioheart’ plans and strategies that have not been publicly disclosed by management.
     Employees, officers and directors should be guided by the general principle that Bioheart considers confidential any information that is not officially disclosed or publicly known and which might be useful to or desired by others for any reason, such as using the information to buy or sell Bioheart stock or to compete against Bioheart or any of its subsidiaries. Officially disclosed information is considered to be that which is contained in official reports, news releases and other forms of communication that have been released by management to the public through established communication channels.

PROMOTIONAL MATERIALS
     Promotion of pharmaceutical products is regulated in every country in which the Company operates. In the United States, promotion is regulated by the Food and Drug Administration (FDA). Promotional regulations are designed to safeguard public health by ensuring that health care professionals and consumers are provided with information that is truthful regarding the product’s uses, risks, and benefits and the information is adequate, balanced, and based on valid scientific evidence and sound clinical medicine. In the United States, promotion and claims made about pharmaceutical products should be consistent with FDA-approved product labeling. No public communication should be made with the intent of promoting pharmaceutical products as safe and effective for any use before FDA approval of the product for such uses is obtained; provided, however, that the Company is permitted to make reasonable comments designed to further the development and FDA approval of its product candidates in strict compliance with applicable law. However, the FDA does not intend to restrict the full exchange of scientific information, so it distinguishes between a company’s promotional activities (which should focus on approved uses) and company-supported scientific and educational activities, which are independent of promotional influence. In order to ensure compliance with FDA regulations in this area, all promotional materials for the Company’s products must be reviewed and approved by representatives of the Marketing, Clinical/Medical, Regulatory Departments as well as legal counsel prior to distribution. Furthermore, departmental guidelines exist to ensure that scientific and educational activities sponsored by the Company are independent and non-promotional. Similar controls are in effect in other countries in which the Company markets its products
     If you are aware of a situation that you believe may be a violation of the Company’s promotional materials policy, you should immediately report it to the Chief Financial Officer.
COMPETITION AND FAIR DEALING
     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with Bioheart’ customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
     To maintain Bioheart’ valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.
     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Bioheart employee, officer, director, family member of an employee, officer, director or agent unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4)

cannot be construed as a bribe or payoff; and (5) does not violate any laws or regulations. Please discuss with your supervisor or other appropriate personnel any gifts or proposed gifts that you are not certain are appropriate.
DISCRIMINATION AND HARASSMENT
     The diversity of Bioheart’ employees, officers and directors is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
RECORD-KEEPING
     Bioheart requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.
     Employees, officers and directors who regularly use business expense accounts must document and record these expenses accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or Bioheart’ Chief Financial Officer.
     All of Bioheart’ books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Bioheart’ transactions and must conform both to applicable legal requirements and to Bioheart’ system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to Bioheart’ record retention policies. In accordance with those policies, in the event of litigation or governmental investigation it is essential to follow the advice of Bioheart’ outside legal counsel. Whenever litigation or an investigation is pending or threatened every potentially relevant document must be preserved unless destruction has been approved by Bioheart’ outside legal counsel.
PROTECTION AND PROPER USE OF BIOHEART’S ASSETS
     All employees, officers and directors should endeavor to protect Bioheart’ assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Bioheart’ profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. All Bioheart assets should be used for legitimate business purposes. Bioheart equipment should not be used for non-Bioheart business, though incidental personal use may be permitted.
     The obligation of employees, officers and directors to protect our assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, know-how, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Bioheart’ policy. It could also be illegal and result in civil or even criminal penalties.
     Each employee, officer and director is personally accountable for Bioheart funds over which he or she has control. Anyone spending Bioheart money, or personal money that will be reimbursed, should always be sure Bioheart receives good value in return. Anyone approving or certifying the correctness of a voucher or bill should have reasonable knowledge that the purchases and amounts are proper.
ACCEPTANCE OF PAYMENTS
     No employee, officer or director shall directly or indirectly seek or accept any payments, fees, services or other gratuities (irrespective of size or amount) outside the normal course of the employee’s, officer’s or director’s business duties from any person, company or organization which does or seeks to do business with Bioheart. Gifts of cash or cash equivalents of any amount are strictly prohibited. It is not inappropriate under this policy to be the recipient of common courtesies, sales promotional items of small value, occasional meals or reasonable entertainment appropriate to a business relationship and associated with business discussions; however, if possible, questions as to the appropriateness of any such courtesy should be reviewed by an immediate supervisor in advance of the receipt of the courtesy.
IMPROPER PAYMENTS AND PAYMENTS TO GOVERNMENT PERSONNEL
     No employee, officer or director shall make, or cause to be made, any improper payment or offer any improper inducement to any actual or potential customer or to an intermediary as a bribe, kickback or similar payment which is directly or indirectly for the benefit of any individual (including any government official), company or organization in any country, and which is designed, directly or indirectly, to secure favored treatment for Bioheart. Under laws in a number of jurisdictions, it is a crime, punishable by imprisonment and substantial fines, to make payments of this kind to government officials. Bioheart’ policy, however, is broader in scope and is intended to apply regardless of whether the payment or use is lawful under the laws of a particular country. It is important that any questions about this policy be discussed with Bioheart’ Chief Financial Officer and its outside legal counsel before any payment is made which may be viewed as a possible violation of this policy.
     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
     In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Bioheart policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Bioheart’ Chief Financial Officer and its outside legal counsel can provide guidance to you in this area.
ANTITRUST COMPLIANCE
     We require our employees, officers and directors to engage in fair competition and to comply fully with all antitrust laws. Except in limited circumstances (which must be first reviewed with our outside legal counsel), these laws severely restrict or prohibit anticompetitive activities such as entering into written or oral agreements to: fix, control or influence prices; boycott specific suppliers or customers; restrain trade by colluding with customers to allocate products or markets; or control trade by limiting the production of products or the delivery of services.
HEALTH AND SAFETY
     Bioheart strives to provide each employee, officer and director with a safe and healthful work environment. Each employee, officer and director has responsibility for maintaining a safe and healthy workplace for all employees, officers and directors by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
     Violence and threatening behavior are not permitted. Employees, officers and directors should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
POLITICAL CONTRIBUTIONS
     There are three basic tenets in the matter of corporate and personal political contributions and actions.
     First, Bioheart unequivocally forbids the use of corporate funds, resources or property for the support of political parties or political candidates for any office unless approved in advance by Bioheart’ Board of Directors or Chief Executive Officer.
     Second, equally contrary to our Code of Business Conduct and Ethics is any pressure, direct or implied, that infringes upon the right of any employee, officer or director to decide whether, to whom, and in what amount he or she will make a personal political contribution or render personal services to individual candidates or political committees where permitted by applicable laws. Employees, officers and directors are free, and indeed are encouraged, to endorse, advocate, contribute to, or otherwise support any political party, candidate, or cause they may choose. However, in personal public political statements, references to an employee’s, officer’s or director’s affiliation with Bioheart should be avoided, and in any personal political activity it must be clear that the employee, officer or director is not acting on behalf of or using the resources of Bioheart. The Code of Business Conduct and Ethics is not, however, intended to discourage voluntary and lawful political contributions to any Bioheart sponsored political action committee.

     Third, Bioheart seeks the resolution of regulatory and political issues affecting its interests solely on the basis of the merits involved.
CORPORATE CITIZENSHIP
     We also have special responsibilities to be a good citizen in the communities in which we operate. We are sensitive to the economic role we play in those communities and we contribute to community as well as to national institutions, and encourage employees, officers and directors to take an active personal role in organizations dedicated to public service.
DISCLOSURE POLICY
     It is Bioheart’ policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with, furnished or submitted to the Securities and Exchange Commission and in all other public communications. We expect employees, officers and directors to act in a manner that supports this policy. In addition, employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Bioheart independent registered public accounting firm for the purpose of rendering the financial statements of the Company misleading.
WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS
     Any waiver of compliance with this Code of Business Conduct and Ethics for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to stockholders as required by law or the NASDAQ Stock Market, Inc. or other applicable stock exchange regulation.
REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR
     Employees, officers and directors are encouraged to talk to the appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is Bioheart’ policy not to allow retaliation for reports of misconduct by others made in good faith by employees, officers or directors. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.
COMPLIANCE PROCEDURES
     We must all work to ensure prompt and consistent action against violations of this Code of Business Conduct and Ethics. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
     • Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
     • Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
     • Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
     • Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.
     • Seek help from Bioheart resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Human Resources manager or other appropriate personnel. If you prefer to write, address your concerns to Bioheart’ Chief Financial Officer.
     • You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. Bioheart does not permit retaliation of any kind against employees, officers or directors for good faith reports of ethical violations.
     • Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.
CERTIFICATION
     This Code of Business Conduct and Ethics was duly approved and adopted by the Board of Directors of Bioheart on the 29th day of January, 2007.

/s/ Catherine Sulawske-Guck
Name:	Catherine Sulawske-Guck
Title:	Corporate Secretary